As filed with the Securities and Exchange Commission on December 12, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Saker Aviation Services, Inc.

(Exact name of registrant as specified in its charter)

Nevada	87-0617649
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20 South Street, Pier 6 East River, New York, NY	10004
(Address of Principal Executive Offices)	(Zip Code)

Saker Aviation Services, Inc. 2019 Stock Incentive Plan

FBO Air, Inc. Stock Option Plan of 2005

(Full title of the plans)

Ronald J. Ricciardi

President and Chief Executive Officer

20 South Street, Pier 6 East River

New York, New York 10004

(Name and address of agent for service)

(212) 776-4046

 (Telephone number, including area code, of agent for service)

Copies to:

Daniel R. Kinel, Esq.

Kevin R. Pregent, Esq.

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, New York 14604

(585) 232-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.03 par value per share	435,000 (2)	$5.50 (3)	$2,392,500 (3)	$310.55
(1)

In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.

(2)	The number of shares to be registered under the respective plans are as follows: Saker Aviation Services, Inc. 2019 Stock Incentive Plan—185,000; and FBO Air, Inc. Stock Option Plan of 2005—250,000.
(3)

Estimated for the sole purpose of computing the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on December 6, 2019, as reported on the OTCQB Market.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Saker Aviation Services, Inc. (the “Company”) to register shares of common stock, par value $0.03 per share (the “Common Stock”) that may be issued under the Saker Aviation Services, Inc. 2019 Stock Incentive Plan (the “2019 Plan”) and the FBO Air, Inc. Stock Option Plan of 2005 (the “2005 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be delivered to participants in the 2019 Plan and the 2005 Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

Such documents are not being filed with the SEC but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The SEC’s rules allow the Company to incorporate by reference information into this Registration Statement. This enables the Company to disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this Registration Statement from the date the Company files such document. Any reports filed by the Company with the SEC after the date of this Registration Statement, and before the date that the offering of the securities by means of this Registration Statement is terminated, will automatically update and, where applicable, supersede any information contained in this Registration Statement or incorporated by reference in this Registration Statement.

We incorporate by reference into this Registration Statement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished under Item 2.02 or Item 7.01 of Form 8-K, which is not deemed filed in accordance with SEC rules and is not incorporated by reference herein):

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 29, 2019;

●

Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019, and September 30, 2019, filed with the SEC on May 15, 2019, August 14, 2019, and November 14, 2019, respectively;

●	Our Current Reports on Form 8-K filed with the SEC on February 28, 2019 and September 6, 2019; and

●

The description of our capital stock contained in our Fourth Post-Effective Amendment to our registration statement on Form SB-2 (Registration No. 333-138994) filed with the SEC on October 22, 2008, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the sale of all the securities covered by this Registration Statement, except in each case the information contained in such document to the extent “furnished” and not “filed.”

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The Company is incorporated under the Nevada Revised Statutes (the “NRS”).

Section 78.7502 of the NRS provides that a Nevada corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person (i) acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful or (ii) is not liable to the corporation and its stockholders pursuant to Section 78.138 of the NRS.

Under Section 78.138 of the NRS, a director or officer is not liable to a corporation unless such director or officer breached his or her fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law. Indemnification may not be made for any claim, issue or matter as to which such director or officer has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any discretionary indemnification pursuant to Section 78.7502 of the NRS, unless ordered by a court or advanced pursuant to a corporation’s articles of incorporation or bylaws, may be made by the corporation only as authorized upon a determination that the indemnification of a director, officer, employee or agent is proper under the circumstances as determined by a majority of the corporation’s board of directors at a meeting at which quorum of disinterested directors is present, by written opinion of special legal counsel, or by the stockholders.

Article VI of the Company’s bylaws limits the liability of directors to the fullest extent permitted by the NRS. The effect of this provision is to eliminate the Company’s rights, and the rights of its stockholders, through stockholder derivative suits on behalf of the Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, the Company’s directors will be personally liable to the Company and its stockholders for monetary damages if they acted in bad faith or knowingly or intentionally violated the law, in accordance with the NRS.

The preceding summary is qualified in its entirety by the Company’s amended and restated articles of incorporation, as amended, and bylaws.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

INDEX TO EXHIBITS

Exhibit Number	Description
4.1*	Saker Aviation Services, Inc. 2019 Stock Incentive Plan
4.2	FBO Air, Inc. Stock Option Plan of 2005, incorporated herein by reference from Exhibit 10.18 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005.
5.1*	Legal Opinion of Harter Secrest & Emery LLP.
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page)

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement; and

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 12th day of December, 2019.

SAKER AVIATION SERVICES, INC.

By:	/s/ Ronald J. Ricciardi
Ronald J. Ricciardi
President and Chief Executive Officer (Principal Executive, Financial, and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below appoints Ronald J. Ricciardi as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald J. Ricciardi
Ronald J. Ricciardi	President, Chief Executive Officer, and Director	December 12, 2019
(Principal Executive, Financial, and Accounting Officer)
/s/ William B. Wachtel
William B. Wachtel	Chairman of the Board of Directors	December 12, 2019

/s/ Marc Chodock
Marc Chodock	Director	December 12, 2019

/s/ Samuel D. Goldstein
Samuel D. Goldstein	Director	December 12, 2019

/s/ Roy P. Moskowitz
Roy P. Moskowitz	Director	December 12, 2019